POWER OF ATTORNEY

By this Power of Attorney given this 8th day of July, 2003, Charles E. Bunch, an individual residing at 820 Osage Road, Pittsburgh, PA 15243, authorizes Laura Stein, Senior Vice President and General Counsel of H. J. Heinz Company, Theodore N. Bobby, Vice President - Legal Affairs of H. J. Heinz Company and Patrick J. Guinee, Esquire, Corporate Counsel of H. J. Heinz Company, a Pennsylvania corporation with offices located at 600 Grant Street, 60th Floor US Steel Building, Pittsburgh, Pennsylvania (collectively, the "Attorneys," and each, individual by, the "Attorney"), to perform the following on my behalf:

         To prepare, execute, and file on my behalf all Forms 3, 4, and 5 necessary or appropriate to comply with Section 16 of the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated pursuant to the Act.

This Power of Attorney is valid until revoked by me.


                                                WITNESS:

/s/ Charles E. Bunch                            /s/ Susan M. Kelly
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Charles E. Bunch                                Susan M. Kelly